UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) July 22, 2004

                          Easy Gardener Products, Ltd.
               (Exact name of registrant as specified in charter)

            Texas                       333-102296                37-1433686
(State or other jurisdiction           (Commission              (IRS Employer
      of incorporation)                File Number)          Identification No.)

    3022 Franklin Avenue, Waco, Texas                   76710
(Address of principal executive offices)              (Zip Code)

        Registrants telephone number, including area code (254) 753-5353

                                 Not Applicable
          (Former name or former address, if changed since last report)


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Item 5. Other Events

Easy Gardener Products, Ltd., the Company, has completed a preliminary review of its financial performance for the quarter and 8 months ended June 30, 2004. This review is before commencement and completion of its independent audit. Effective November 1, 2003, the Company acquired substantially all of the operating assets and assumed substantially all of the liabilities of U. S. Home & Garden Inc., the Predecessor.

The fourth quarter ended June 30, 2004 had improved gross sales levels in excess of 12 % from core product growth and new products, when compared to the fourth quarter ended June 30, 2003 of its Predecessor. However, increased margin pressures from key accounts, cost pressures from suppliers and freight costs resulted in a key measure of performance, Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) coming in below expectations for the fourth quarter and the year. The fourth quarter performance is the most significant quarter for the Company.

Terms of the various loan documents with the Company's senior lenders require that if EBITDA levels are below certain levels, the monthly interest payment on the Trust Preferred Securities and the related Easy Gardener Products Trust I (EZY_pa) security be deferred as allowed by the terms of those securities. The EBITDA levels at June 30, 2004, are below the minimum levels set by the senior lenders requiring that the interest on such securities be deferred. EBITDA is expected to be approximately $10.6 million instead of the required $13 million.

Due to the lower EBITDA levels and unexpected payment delays on the part of two key customers in June 2004, the Company's Maximum Senior Leverage Ratio came in at 3.51, or .26 higher than the 3.25 permitted by the senior lenders before adjusting for the payment delays of the two key customers. This ratio is the total of senior debt divided by the 12 month EBITDA.

The Company has commenced discussions with the senior lenders on the consequences of the above noted matters with specific focus on whether it will be permitted to continue to currently pay interest on the Easy Gardener Products Trust I securities.

The Company recently completed the transfer of the unprofitable Ampro operation to the company which had been manufacturing the products under a Manufacturing and Distribution Agreement.

The Company believes that the changes it has and is continuing to make in its operations and its new product development activities will allow it to grow more profitably in the future.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 22, 2004.            EASY GARDENER PRODUCTS, LTD.

                                        By: EG Product Management, L.L.C.
                                            its General Partner


                                        By: /S/ Richard M. Kurz
                                            -----------------------------
                                            Name: Richard M. Kurz
                                            Title: Manager/CFO


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